Exhibit (a)(7)

State of Maryland Department of Assessments and Taxation Charter Division	Robert L. Ehrlich, Jr. Governor C. John Sullivan, Jr. Director Paul B. Anderson Administrator

THE CORPORATION TRUST INCORPORATED 300 E LOMBARD ST	Date: 07-08-2005
BALTIMORE MD 21202-3219

This letter is to confirm acceptance of the following filing:

ENTITY NAME	: MUNIYIELD ARIZONA FUND, INC.
DEPARTMENT ID	: D03719879
TYPE OF REQUEST	: ARTICLES OF AMENDMENT
DATE FILED	: 07-06-2005
TIME FILED	: 03:39-PM
RECORDING FEE	: $100.00
EXPEDITED FEE	: $50.00
FILING NUMBER	: 1000361991596978
CUSTOMER ID	: 0001638650
WORK ORDER NUMBER	: 0001081688

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES.

Charter Division

Baltimore metro area (410)767-1350

Outside metro area (888)246-5941

301 West Preston Street-Room 801-Batlimore, Maryland 21201-2395

Toll free in Maryland (888)246-5941

MRS (Maryland Relay Service) (800)735-2258 IT/Voice-Fax (410)333-7097

Website: www.dat.state.md.us

MUNIYIELD ARIZONA FUND, INC.

ARTICLES OF AMENDMENT TO THE

ARTICLES SUPPLEMENTARY CREATING SERIES

OF AUCTION MARKET PREFERRED STOCK

MUNIYIELD ARIZONA FUND, INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5(c) of the Articles Supplementary of the Corporation creating a series of Auction Market Preferred Stock (“AMPS”) designated as Series A, filed on November 30, 1993, and Section 5(c) of the Articles Supplementary of the Corporation creating a series of AMPS designated as Series B, filed on March 22, 1995, are hereby, each amended in their entirety to read as follows:

“Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of stock ranking prior to the AMPS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of AMPS are outstanding, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Corporation shall notify Moody’s and S&P 10 Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question.”

SECOND: These Articles of Amendment were approved by the entire Board of Directors of the Corporation and by a majority of the outstanding shares of common stock of the Corporation and AMPS, voting together as a single class, and a majority of the outstanding shares of AMPS, voting separately as a class.

THIRD: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: No other change is intended or effected.

IN WITNESS WHEREOF, MUNIYIELD ARIZONA FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary on the 28th day of June, 2005.

MUNIYIELD ARIZONA FUND, INC.

By:	/s/ John M. Loffredo
John M. Loffredo, Senior Vice President

Attest:

/s/ Brian D. Stewart
Brian D. Stewart, Assistant Secretary

THE UNDERSIGNED, Senior Vice President of MUNIYIELD ARIZONA FUND, INC. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.

/s/ John M. Loffredo
John M. Loffredo, Senior Vice President